UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 1, 2017

Image Chain Group Limited, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-55326 (Commission File Number)	46-4333787 (IRS Employer Identification No.)

Room 503, 5F, New East Ocean Centre, 9 Science Museum Road, Kowloon, Hong Kong, China
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(852) 3188-2700

Unit 07, 15F Convention Plaza Office Tower, 1 Harbour Road, Wan Chai, Hong Kong, China
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On May 1, 2017, Image Chain Group Limited, Inc., a Nevada corporation (“ICGL” or the “Company”), entered into a Termination of Share Exchange Agreement (the “Termination Agreement”), by which the Company, Image Convenience Store Management Limited, a company registered under the laws of the British Virgin Islands (“ICSML”), and Wang Fa Sung, the sole shareholder of ICSML (the “Seller”) agreed to terminate that certain Share Exchange Agreement, dated February 14, by and between the Company, ICSML and the Seller (the “Agreement”) pursuant to Section 9.1(a) of the Agreement.

Under the Agreement, the Company agreed to acquire one share of ICSML, representing 100% of ICSML’s issued and outstanding stock, from the Seller in exchange for the issuance of 200,000,000 shares of the Company’s common stock (the “Exchange”), after giving effect to a 1-for-100 reverse stock split and other transactions provided for in the Agreement. After further review of the due diligence materials related to the Exchange, the new management of the Company felt that it was in the Company’s best interest to terminate the Agreement. The Agreement includes no penalties material to the Company which result from the termination of the Agreement.

The foregoing description of the Termination Agreement is a summary only and is qualified in its entirety by reference to the full text of such document, filed herewith as Exhibit 10.1 and incorporated herein by reference. Similarly, the foregoing description of the Agreement is a summary only and is qualified in its entirety by reference to the full text of such document, filed with the SEC on February 14, 2017, and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of sole director and corporate officer

On May 1, 2017, Wenchang Gu resigned from his positions as sole director, president, CEO, treasurer and secretary of the Company. The resignation was not the result of any disagreement with the Company on any matter related to the Company’s operations, policies or practices. Because Mr. Gu was the sole director and officer of the Company, the resignation was effected by a joint board consent executed by Mr. Gu and the Appointed Directors (as defined herein) on May 1, 2017 (the “Board Consent”), and ratified by written consent of the stockholders of the Company on the same date.

Appointment of directors

On May 1, 2017, the Company’s board of directors and stockholders approved, each by written consent, the appointment of Mr. David Po and Mr. Kevin Lai (the “Appointed Directors”).

Mr. Po, 54, has a distinguished career in international business. From 2003 until the date of this Current Report on Form 8-K, Mr. Po served as President of Everbest Real Estate Services, a marketing and sales company serving the Japanese, Chinese and Hong Kong markets for a major U.S.-based residential, multi-family, industrial and commercial real estate development company. From 1998 to 2003, Mr. Po specialized in real estate sales for a California real estate company. Mr. Po was raised in California and received a bachelor of science degree from the University of California, San Diego.

Mr. Lai, 35, is an investment analyst for Funde Asset Management (Hong Kong) Co., Ltd., and he served ICGL from 2015 to 2016 as a marketing manager. From 2009 to 2015, Mr. Lai served as administrative director for Shanghai HuaPeng Explosion-proof Technology Co., Ltd. (“HuaPeng”), a Shanghai-based company specializing in safe transportation, storage and delivery of flammable and hazardous materials. At HuaPeng, Mr. Lai focused on operations and external relations.

Appointment of officers

Pursuant to the Board Consent, the Company also appointed Mr. Po as the Company’s president, CEO, treasurer and secretary, to serve on an at-will basis until he resigns or is removed by the Company’s board of directors. Owing to the urgency created by the resignation of Mr. Gu as corporate officer of the Company, Mr. Po and the Company have agreed to negotiate an employment agreement in good faith at a date subsequent to the date of his appointment as corporate officer. Mr. Po was selected based on his background and history of transacting deals between Asia and western countries, namely the United States. The Company believes that Mr. Po possesses the attributes necessary to create value for ICGL stockholders by way of sourcing and executing acquisitions of high quality assets located in the People’s Republic of China and the greater Asia region.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	DESCRIPTION

10.1	Termination of Share Exchange Agreement, dated May 1, 2017, by and among the Company, Image Convenience Store Management Limited, and Wang Fa Sung.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Image Chain Group Limited, Inc.

Date: May 4, 2017	By:	/s/ David Po
David Po, President and Chief Executive Officer